Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-3 Nos. 333-210614 and 333-228172) of Kura Oncology, Inc., and
2.

Registration Statement (Form S-8 Nos. 333-203504, 333-210260, 333-216683 and 333-223591) pertaining to the Amended and Restated 2014 Equity Incentive Plan and the 2015 Employee Stock Purchase Plan of Kura Oncology, Inc.;

of our report dated March 5, 2019, with respect to the financial statements of Kura Oncology, Inc., included in this Annual Report (Form 10-K) of Kura Oncology, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

San Diego, California

March 5, 2019